ROMA FINANCIAL DECLARES DIVIDEND

ROBBINSVILLE, NJ – December 17, 2009 – Roma Financial Corporation (NASDAQ GS: ROMA) (the Company), the holding company of Roma Bank, announced today that its Board of Directors (the Board) declared the Company’s twelfth consecutive quarterly cash dividend. A dividend of $.08 per share will be paid on or about January 20, 2010 to stockholders of record on January 6, 2010.

“A three year milestone is being reached with the declaration of this dividend. The economy is dramatically different from that which prevailed at the time dividends were initiated. Our Board of Directors is pleased to be able to maintain the current level of quarterly dividends during this protracted period of economic weakness, which has inflicted havoc on the dividend paying capacity of many banks”, commented Peter A. Inverso, President and CEO.

“It remains the current intention of the Board to continue to pay a dividend quarterly. However, the payment and the amount of future dividends will be predicated on the Board’s assessment of the Company’s financial condition, earnings and capital requirements, and any regulatory actions”, he added.

Roma Financial Corporation is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey. Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 88 years with a complete line of financial products and services. Roma Bank has branch locations in Mercer, Burlington and Ocean counties in New Jersey. Visit Roma online at www.romabank.com

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the Company. We caution that such statements are subject to a number of uncertainties and readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.